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--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION            -----------------------------
 FORM 5                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                              -----------------------------
// CHECK BOX IF NO LONGER           ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP         OMB NUMBER:     3235-0362
    SUBJECT TO SECTION 16.                                                                      EXPIRES:     JANUARY 31, 2005
    FORM 4 OR FORM 5 OBLI-    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   ESTIMATED AVERAGE BURDEN
    GATIONS MAY CONTINUE.        Section 17(a) of the Public Utility Holding Company Act of 1935 or     HOURS PER RESPONSE .... 1.0
    SEE INSTRUCTION 1(b).                Section 30(h) of the Investment Company Act of 1940
-----------------------------
// FORM 3 HOLDINGS REPORTED
// FORM 4 TRANSACTIONS REPORTED
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1. Name and Address of Reporting Person*    2. Issuer Name and Ticker or Trading Symbol       6. Relationship of Reporting Person(s)
                                                                                                 to Issuer (Check all applicable)
                                                   Woodward Governor Company  WGOV                 Director           10% Owner
   Manning       Carol         J.                                                              ---                ---
-------------------------------------------------------------------------------------------     X   Officer (give     Other (specify
   (Last)       (First)      (Middle)       3. IRS Identification  4. Statement for            ---  title  below) ---   below)
                                               Number of Reporting    Month/Year
                                               Person, if an entity      September  2002            Corporate Secretary
                                                (voluntary)
        5001 N. Second Street
--------------------------------------      ----------------------------------------------    --------------------------------------
                (Street)                                               5. If Amendment,       7. Individual or Joint/Group Reporting
                                                                          Date of Original             (check applicable line)
                                                                           (Month/Year)        X  Form Filed by One Reporting Person
                                                                                              ---
                                                                                                  Form Filed by More than One
                                                                                              --- Reporting Person
  Rockford,        IL         61111
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   (City)       (State)         (Zip)       TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security   2. Trans-  2A. Deemed    3. Transac-  4. Securities Acquired (A) or  5. Amount of    6. Owner-  7. Nature of
   (Instr. 3)             action      Execution    tion         Disposed of (D)                Securities      ship       Indirect
                          Date        Date, if     Code         (Instr. 3, 4 and 5)            Beneficially    Form:      Beneficial
                                      any         (Instr. 8)                                   Owned at        Direct     Ownership
                         (Month/     (Month/                                                   end of          (D) or    (Instr. 4)
                          Day/        Day/                   ------------------------------    Issuer's        Indirect
                          Year)       Year)                  Amount    (A) or    Price         Fiscal Year    (I)
                                                                       (D)                    (Instr. 3       (Instr. 4)
                                                                                               and 4)
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Woodward Governor
 Company Common Stock                                 J*                                         1,709            D
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Woodward Governor
 Company Common Stock                                                                              195            I         IRA
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Woodward Governor
 Company Common Stock                                 A                                          4,847            I      Stock Plan
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Woodward Governor
 Company Common Stock                                 J*                                         1,624            I    Husband's IRA
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* If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).
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                            TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                     (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative    2. Conver-   3. Trans-  3A. Deemed       4. Trans-     5. Number of            6. Date Exer-
   Security                  sion of      action      Executition     action        Derivative              cisable and
   (Instr. 3)                Exercise     Date        Date, if        Code          Securities Ac-          Expiration
                             Price of    (Month/      any (Month      (Instr. 8)    quired (A) or           Date
                             Deriv-       Day/        Day/Year)                     Disposed of             Month/Day/
                             ative        Year)                                     (D)                     Year)
                             Security                                               (Instr. 3, 4 and 5)
                                                                                    -------------------   -----------------
                                                                                        (A)        (D)      Date         Expir-
                                                                                                            Exer-        ation
                                                                                                            cisable      Date
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7. Title and Amount of Under-       8. Price       9. Number          10. Ownership      11. Nature
   lying Securities                    of             of                  of                 of
   (Instr. 3 and 4)                    Derivative     Derivative          Derivative         Indirect
                                       Security       Securities          Security:          Beneficial
                                       (Instr. 5)     Beneficially        Direct             Ownership
                                                      Owned               (D) or             Ownership
                                                      at End              Indirect           (Instr. 4)
                                                      of Year             (I)
------------------------------------                  (Instr. 4)          (Instr. 4)
                                                                          or Indirect
                     Amount or
       Title         Number of
                     Shares
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Explanation of Responses:





                        /s/ Carol J. Manning            November 12, 2002
                 -----------------------------------    -----------------
                    **Signature of Reporting Person           Date

**Intentional misstatements or omissions of facts constitute
  Federal Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, SEE Instruction 6 for procedure.